                                                                      EXHIBIT 99


NEWS RELEASE                                                      [VERIZON LOGO]


FOR IMMEDIATE RELEASE                       CONTACTS:
JANUARY 31, 2002                            PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            BOB VARETTONI
                                            212-395-7726
                                            robert.a.varettoni@verizon.com


                  VERIZON COMMUNICATIONS REPORTS SOLID RESULTS
                  FOR FOURTH QUARTER, PROVIDES OUTLOOK FOR 2002

             COMPANY POSTS ADJUSTED EPS OF 77 CENTS; LONG-DISTANCE, DSL, WIRELESS SALES HIGHLIGHT STRONG OPERATIONAL EXECUTION

                                 2001 HIGHLIGHTS

o 59 percent increase in long-distance customers year-over-year, with approximately 40 percent of the customer base coming from New York, Massachusetts and Pennsylvania.

o 122 percent increase in DSL (digital subscriber line) customers while improving customer service.

o 21.2 percent increase in data transport revenues; total data revenues exceed $7 billion.

o Continued industry-leading cost control, with the Domestic Telecom unit showing a year-over-year decline in expenses, including three consecutive quarters of cash expense reductions.

o Technology deployment that enabled the launch of the nation's first major next-generation, 1XRTT wireless network and expanded the company's DSL reach to central offices serving 79 percent of access lines.

o 22.8 percent year-over-year increase in proportionate international wireless customers, including a 1.8 million increase year-over-year, to 9.6 million total.

o Year-end totals: 29.4 million domestic wireless customers, 7.4 million long-distance customers, 1.2 million DSL customers; $17.4 billion in capital expenditures.

                                  2002 GUIDANCE

o EPS (earnings per share) target of $3.20 to $3.30; comparable revenue growth of 3 to 5 percent; capital expenditures of $15 to $16 billion.

Verizon News Release, page 2


         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today announced adjusted diluted earnings per share of 77 cents for the fourth quarter 2001 and $3.00 for the full year on increased sales in long distance, DSL and wireless, and continued industry-leading cost cutting.

         The company's adjusted net income for 2001 was $8.2 billion, compared to $8.0 billion for 2000. Fourth-quarter adjusted net income was $2.1 billion, essentially flat compared to the fourth quarter 2000. The adjusted net income for the fourth quarter and year-end 2001 include the previously announced impact related to the Sept. 11 terrorist attacks. The impact in the fourth quarter was 3 cents per share, and 6 cents per share for the full year.

         Consolidated adjusted revenues grew 5.9 percent for the year, to $67.2 billion in 2001 from $63.4 billion in 2000. Revenues for 2000 did not include revenues from Vodafone properties prior to their contribution to Verizon Wireless in April 2000; adjusting for those revenues, the 2001 revenue increase was 4.1 percent. In the fourth quarter 2001, revenues grew 1.0 percent to $17.0 billion from $16.9 billion in the year-earlier quarter.

                                 EXPENSE CONTROL

         Consolidated adjusted expenses increased 1.8 percent and cash expenses decreased by 0.3 percent compared to the fourth quarter 2000. For the third consecutive quarter, Verizon's largest business unit, Domestic Telecom, decreased its adjusted cash expenses over the prior-year period. In the fourth quarter, the unit's adjusted cash expenses were down 4.6 percent to $6.0 billion from $6.3 billion in the fourth quarter 2000, and the unit's total operating expenses were down 2.3 percent to $8.4 billion from $8.6 billion.

         Verizon ended 2001 with a headcount of approximately 247,000, a reduction of more than 16,000 from year-end 2000 that was accomplished largely through attrition and a fourth-quarter voluntary program. Domestic Telecom expense-control initiatives, such as reductions in overtime expenses and in the use of contractors, produced an additional equivalent headcount reduction of 13,000.

         The company's 2001 capital expenditures totaled $17.4 billion, compared to $17.6 billion in 2000.

         "In Verizon's first full year of operation, we have repeatedly demonstrated the strength of the GTE and Bell Atlantic merger," said Verizon Chairman and Co-CEO Charles R. Lee. "We achieved solid results for the quarter and for the year despite the continuing downturn in the

Verizon News Release, page 3

economy. Synergies have enabled us to continuously reduce expenses, while our combined assets have given us a more diverse geographic base and product line. With Verizon's great businesses, the company is well-positioned for profitable growth in the years ahead."

         Verizon President and Co-CEO Ivan Seidenberg said, "Verizon's focus is on operational execution. In 2001, we moved early and aggressively to head off the effects of the economy with cost-reduction efforts. At the same time, we had the management discipline and skilled workforce to respond effectively to Sept. 11, remain focused on operational metrics, and accelerate our merger integration and transition efforts. The solid foundation we built in 2001 will lead to continued quality growth and continued customer-service improvements in 2002."

                                REPORTED RESULTS

         Reported results incorporate the net after-tax effect of gains and charges. For the fourth quarter 2001, Verizon reported a consolidated loss of $2.0 billion, or 75 cents per diluted share, compared to net income of $1.9 billion, or 70 cents per share, in the fourth quarter 2000.

         Results for the fourth quarter 2001 include charges totaling $4.1 billion, or $1.52 per diluted share. These charges relate to a variety of items, including severance costs for the reduction of approximately 10,000 employees, primarily through the fourth-quarter voluntary program; charges reflecting the current market values of investments, including Genuity; a restructuring of CTI, the company's wireless affiliate in Argentina, as a result of recent economic events in that country; charges for the sales or exit of non-strategic businesses and other asset impairments; and merger transition costs.

         Reported net income for year-end 2001 was $0.4 billion, or 14 cents per diluted share, compared to $11.8 billion, or $4.31 per share, for 2000.

         Reported operating revenues rose 0.8 percent in the fourth quarter 2001, to $17.0 billion, compared to the fourth quarter 2000. For the year, reported operating revenues rose 3.8 percent, to $67.2 billion in 2001 from $64.7 billion in 2000.

Verizon News Release, page 4


                                  2002 GUIDANCE

         Verizon today also issued the following financial and operational guidance for 2002.

             o  EPS: $3.20 to $3.30
             o  Revenue growth: 3 to 5 percent
             o EBITDA (earnings before interest, taxes, depreciation and amortization) growth: 7 to 9 percent
             o  Capital expenditures: $15 to $16 billion
             o  Long-distance customers: 10 million plus
             o  DSL customers: 1.8 to 2 million

                 FOURTH QUARTER AND 2001 OPERATIONAL HIGHLIGHTS

LONG DISTANCE:

o Verizon Long Distance, the nation's fourth largest long-distance provider, ended 2001 with 7.4 million customers in 40 states, an increase of 2.7 million during the year, or 59 percent.

o Approximately 40 percent of the long-distance customer base comes from three states where the service has been most recently introduced. There are nearly 2.3 million customers in New York, 600,000 in Massachusetts and nearly 250,000 in Pennsylvania.

o Verizon now has more than 30 percent consumer in-franchise market share in New York and in the former GTE states, and more than 20 percent consumer in-franchise market share in Massachusetts. Sales results for Pennsylvania, where Verizon began marketing long-distance services in late October 2001, are in line with the early success rates in other Verizon states.

o On Jan. 4, 2002, the Department of Justice (DOJ) recommended that the Federal Communications Commission (FCC) approve Verizon's long-distance application in Rhode Island. In New Jersey, the state's Board of Public Utilities gave its support to Verizon's long-distance application on Jan. 9, and the DOJ recommended FCC approval on Jan. 28. On Jan. 17, Verizon filed with the FCC to provide long-distance service in Vermont.

DSL, DATA AND TELECOM:

o In 2001, Verizon increased the number of DSL customers by 660,000, to 1.2 million, a 122 percent increase from 2000. Verizon added 225,000 customers in the fourth quarter.

o Verizon has deployed DSL to central offices serving 79 percent of the company's access lines. Operational improvements have reduced DSL installation intervals from 15 to 8 days.

o Data Services revenues grew to more than $1.8 billion for the quarter, driven by 14 percent fourth-quarter growth of Data Transport Services over 2000 and 21.2 percent growth for the year. Total annual revenues for Data Services exceeded $7 billion.

Verizon News Release, page 5

o Access line equivalents grew 13 percent in the quarter and totaled 132.1 million by year-end. Data circuits account for more than half of that total.

o Sales of packages of domestic wireline telecommunications services -- combining Caller ID, voice mail and other features -- increased 47 percent year-over-year.

VERIZON WIRELESS:

o As previously announced, Verizon Wireless ended 2001 with 29.4 million customers, growing its total number of customers nearly 10 percent year-over-year. When fully allocating in the prior year previously announced subscriber-base adjustments, the growth rate would be nearly 12 percent. During the fourth quarter, the company added 715,000 net new customers.

o The company maintained its strong focus on the quality and profitability of its subscriber base. Nearly 94 percent of Verizon Wireless' total base is made up of contract customers, most of which are retail.

o Verizon Wireless continued to lead the industry in profitability and low cost structure. Operating cash flow margin improved to a strong 35 percent for the quarter and 38 percent for the year. Cash-expense-per-subscriber decreased more than 6 percent for the quarter and 1 percent for the year, due in part to a decrease in roaming costs.

o Average monthly total churn was 2.5 percent for the year and 2.7 percent for the quarter, while post-paid retail churn was 2.1 percent for both the quarter and the year. These industry-leading customer loyalty levels are due in part to the company's Worry Free Guarantee(SM) introduced early in 2001.

o Verizon Wireless has the most digital customers, and the most total customers, of any U.S. wireless carrier. The company ended the fourth quarter with 22 million digital customers, or 75 percent of its subscriber base.

o Service revenues for the quarter grew 8.1 percent to $4.0 billion, with total revenues up 8.8 percent to $4.4 billion. For the year, on a comparable basis including Vodafone property revenues in the first quarter 2000, service revenues grew 14.1 percent to $16.0 billion, with total revenues up 13.2 percent to $17.4 billion. Service-revenue-per-subscriber decreased by $1, to $46 in the fourth quarter, due to lower roaming revenues. For the full year, service-revenue-per-subscriber increased by more than 1 percent to $48.

o Quarterly operating income rose 10.6 percent to $448 million, and operating cash flow increased 15.3 percent to $1.4 billion. For the year, on a comparable basis, operating income grew 28.3 percent to $2.3 billion, with operating cash flow up 16.3 percent to $6.0 billion.

o Verizon Wireless continued to invest to preserve and expand its premier network. In 2001, the company handled a 41 percent increase in total traffic while achieving dramatic improvement in key network-quality metrics.

Verizon News Release, page 6


o Earlier this week, the company launched the nation's first major next-generation wireless network. With more than 20 percent of the Verizon Wireless network already converted to 1XRTT technology, the company's Express Network is now available to customers in East and West Coast markets -- including New York, Boston, Washington and San Francisco -- as well as in Salt Lake City.

INFORMATION SERVICES:

o Revenues from Verizon's directory publishing and electronic commerce operations were $1.4 billion in the fourth quarter, an increase of 6.6 percent from fourth quarter 2000. The increase was due to strong operational growth, shifts in directory publication dates and increased revenues from international operations. Revenues for 2001 of $4.3 billion grew 4.1 percent over 2000. Revenues from SuperPages.com, Verizon's Internet directory service, grew 87.1 percent over fourth quarter 2000 and
     71.9 percent for the year, as Verizon Information Services carried out its strategy to bundle print and online services.

o Operating income increased to $804 million, up 18.8 percent, in the fourth quarter 2001 compared to the fourth quarter 2000. The year-over-year increase was $229 million, or 11.2 percent. These increases include expense reductions as a result of cost-containment initiatives and merger synergies.

INTERNATIONAL:

o The number of proportionate international wireless customers served by Verizon investments increased by 1.8 million to 9.6 million, a 22.8 percent increase over 2000. During 2001, Omnitel passed the 17 million subscriber mark, Eurotel Praha passed 3 million subscribers, Stet Hellas passed 2 million subscribers and Eurotel Bratislava reached more than 900,000 subscribers.

o    Revenues from consolidated international operations grew $75 million, or
     13.9 percent, over fourth quarter 2000 to $615 million. For the year, consolidated revenues of $2.3 billion grew $361 million, or 18.3 percent, compared to the prior year. Total proportionate revenues were $1.5 billion in the fourth quarter 2001, bringing full year 2001 proportionate revenues to $5.9 billion, an increase of $400 million or 7.3 percent compared to 2000.

o Fourth quarter 2001 operating income of $78 million brought full year 2001 operating income to $293 million, an increase of 11.8 percent compared to the prior year. Operating cash flow of $196 million in the fourth quarter 2001 brought the full year operating cash flow to $715 million, an increase of 15.9 percent compared to 2000. Equity income from international investments increased $65 million over fourth quarter 2000 to $234 million. For the year, equity income was $919 million, an increase of $247 million over 2000.

Verizon News Release, page 7


o During the year, Verizon Global Solutions Inc. established high-speed connectivity among leading commercial centers around the world, deploying a core set of global voice and data product offerings. Global Solutions Inc. switched more than 1 billion minutes in 2001 and has agreements with more than 80 different global carriers.

o On Jan. 25, 2002, Verizon Communications exercised its option to purchase an additional 12 percent of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) common stock from the government of Puerto Rico, for a purchase price of $138 million. TELPRI is the holding company of the Puerto Rico Telephone Company and Verizon Wireless de Puerto Rico, Inc. Verizon obtained the option as part of the March 1999 TELPRI privatization. Verizon now holds 52 percent of TELPRI stock, up from 40 percent.


         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
132.1 million access line equivalents and 29.4 million wireless customers. Verizon is also the largest directory publisher in the world. A Fortune 10 company with more than $67 billion in annual revenues and approximately 247,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

ON THE INTERNET: Verizon news releases, executive speeches, biographies, media contacts and other information are available at Verizon's News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for personalized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and toll service markets; the timing and profitability of our entry and expansion in the national long-distance market; our ability to satisfy regulatory merger conditions and obtain combined company revenue enhancements and cost savings; the profitability of our broadband operations; the ability of Verizon Wireless to achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; the continuing financial needs of Genuity Inc., our ability to convert our ownership interest in Genuity into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME - REPORTED BASIS
--------------------------------------------------------------------------------


                                                                                 (dollars in millions, except per share amounts)

                                              3 Mos. Ended    3 Mos. Ended             12 Mos. Ended   12 Mos. Ended
Unaudited                                       12/31/01        12/31/00    % Change     12/31/01        12/31/00      % Change
---------                                     ------------    ------------  --------   ------------    ------------    ---------
OPERATING REVENUES                            $     17,011    $     16,873        .8   $     67,190    $     64,707          3.8

Operations and support expense                      12,714          10,276      23.7         41,651          39,481          5.5
Depreciation and amortization expense                3,495           3,231       8.2         13,657          12,261         11.4
Sales of assets, net                                   355             (13)        *            350          (3,793)      (109.2)
                                              ------------    ------------             ------------    ------------

OPERATING INCOME                                       447           3,379     (86.8)        11,532          16,758        (31.2)
Equity in income (loss) from
   unconsolidated businesses                        (1,736)              8         *         (5,042)          3,792       (233.0)
Other income and (expense), net                        181              93      94.6            449             311         44.4
Interest expense                                      (742)           (887)    (16.3)        (3,369)         (3,490)        (3.5)
Minority interest                                      (89)            (39)    128.2           (622)           (216)       188.0
Mark-to-market adjustment - financial
   instruments                                         (16)             --        --           (182)            664       (127.4)
Provision for income taxes                             (71)           (852)    (91.7)        (2,176)         (7,009)       (69.0)
                                              ------------    ------------             ------------    ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS            (2,026)          1,702    (219.0)           590          10,810        (94.5)
Extraordinary items, net of tax                        (11)            210    (105.2)           (19)          1,027       (101.9)
Cumulative effect of accounting change                  --              --        --           (182)            (40)           *
                                              ------------    ------------             ------------    ------------
NET INCOME (LOSS)                                   (2,037)          1,912    (206.5)           389          11,797        (96.7)
    Redemption of subsidiary
      preferred stock                                   --              (2)   (100.0)            --             (10)      (100.0)
                                              ------------    ------------             ------------    ------------
NET INCOME (LOSS) AVAILABLE TO
    COMMON SHAREOWNERS                        $     (2,037)   $      1,910    (206.6)  $        389    $     11,787        (96.7)
                                              ============    ============             ============    ============

DILUTED EARNINGS (LOSS) PER SHARE (1)         $       (.75)   $        .70    (207.1)  $        .14    $       4.31        (96.8)
Weighted average number of common
    shares-assuming dilution (in millions)           2,716           2,725                    2,730           2,737


FOOTNOTE:

(1) Diluted Earnings per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares. There is no impact of dilutive securities in the fourth quarter of 2001, since a net loss available to common shareowners was reported.

*  Not meaningful

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME - ADJUSTED BASIS
--------------------------------------------------------------------------------

                                                                                 (dollars in millions, except per share amounts)

                                              3 Mos. Ended    3 Mos. Ended             12 Mos. Ended   12 Mos. Ended
Unaudited                                       12/31/01        12/31/00    % Change     12/31/01        12/31/00      % Change
---------                                     ------------    ------------  --------   ------------    ------------    ---------

OPERATING REVENUES (1)
    Domestic Telecom                          $     10,539    $     10,934      (3.6)  $     43,078    $     43,343          (.6)
    Domestic Wireless                                4,443           4,084       8.8         17,393          14,236         22.2
    International                                      615             540      13.9          2,337           1,976         18.3
    Information Services                             1,428           1,339       6.6          4,313           4,144          4.1
    Other                                              (14)            (47)    (70.2)            69            (276)      (125.0)
                                              ------------    ------------             ------------    ------------
TOTAL OPERATING REVENUES                            17,011          16,850       1.0         67,190          63,423          5.9
                                              ------------    ------------             ------------    ------------

OPERATING EXPENSES (1)
    Operations and support expense (2)               9,884           9,909       (.3)        38,125          36,849          3.5
    Depreciation and amortization expense            3,495           3,231       8.2         13,657          12,127         12.6
                                              ------------    ------------             ------------    ------------
TOTAL OPERATING EXPENSES (2)                        13,379          13,140       1.8         51,782          48,976          5.7
                                              ------------    ------------             ------------    ------------

OPERATING INCOME (2)                                 3,632           3,710      (2.1)        15,408          14,447          6.7
Operating income impact of operations
   sold (1)                                             --              15    (100.0)            --             530       (100.0)
Equity in income from unconsolidated
   businesses                                          229             214       7.0            839             909         (7.7)
Other income and (expense), net                        178              94      89.4            444             329         35.0
Interest expense                                      (739)           (887)    (16.7)        (3,369)         (3,455)        (2.5)
Minority interest                                     (133)            (87)     52.9           (730)           (420)        73.8
Provision for income taxes                          (1,074)           (951)     12.9         (4,402)         (4,378)          .5
                                              ------------    ------------             ------------    ------------
ADJUSTED NET INCOME                           $      2,093    $      2,108       (.7)  $      8,190    $      7,962          2.9
                                              ============    ============             ============    ============

DILUTED ADJUSTED EARNINGS PER SHARE (2)       $        .77    $        .77        --   $       3.00    $       2.91          3.1
Weighted average number of common
    shares-assuming dilution (in millions)           2,734           2,725                    2,730           2,737


FOOTNOTES:

(1) Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable results excluding significant operations sold, primarily previously announced Domestic Telecom access lines, as follows:

         Revenues                           $         --    $         23             $        --     $        874
         Expenses                           $         --    $          8             $        --     $        344

    The Verizon Wireless joint venture was formed in April 2000 with the acquisition of Vodafone's domestic wireless investments. Also, results of Bell Atlantic and GTE overlap wireless properties were included in Domestic Wireless's results through June 30, 2000. If the joint venture was formed on January 1, 2000 and the impact of overlap wireless properties were excluded, certain comparative financial information would be as follows:

                                                                                       12 Mos. Ended   12 Mos. Ended
    Unaudited                                                                             12/31/01        12/31/00      % Change
    ---------                                                                          -------------   -------------    --------
    OPERATING REVENUES
       Domestic Telecom                                                                $     43,078    $     43,343          (.6)
       Domestic Wireless                                                                     17,393          15,363         13.2
       International                                                                          2,337           1,976         18.3
       Information Services                                                                   4,313           4,144          4.1
       Other                                                                                     69            (276)      (125.0)
                                                                                       ------------    ------------
    TOTAL OPERATING REVENUES                                                                 67,190          64,550          4.1
                                                                                       ------------    ------------

    OPERATING EXPENSES
       Operations and support expense                                                        38,125          37,479          1.7
       Depreciation and amortization expense                                                 13,657          12,606          8.3
                                                                                       ------------    ------------
    TOTAL OPERATING EXPENSES                                                                 51,782          50,085          3.4
                                                                                       ------------    ------------

    OPERATING INCOME                                                                   $     15,408    $     14,465          6.5

(2) Current year expenses include costs, net of estimated insurance recoveries, totaling approximately $.03 per share for the fourth quarter and $.06 per share year to date related to the September 11 terrorist attacks. Excluding the costs associated with the September 11 terrorist attacks, fourth quarter and year to date 2001 operations and support expenses would have decreased 1.7% and increased 2.7%, respectively, total operating expenses would have increased .7% and 5.1%, respectively, and operating income would have increased 1.8% and 8.6%, respectively, compared to the fourth quarter and year to date 2000.

*  Not meaningful

--------------------------------------------------------------------------------
Verizon Communications Inc.
Earnings Reconciliations
--------------------------------------------------------------------------------


                                                                                  (dollars in millions, except per share amounts)


                             3 Mos. Ended 12/31/01      3 Mos. Ended 12/31/00     12 Mos. Ended 12/31/01    12 Mos. Ended 12/31/00
Unaudited                   Net Income   Diluted EPS   Net Income   Diluted EPS  Net Income   Diluted EPS  Net Income   Diluted EPS
---------                   ----------   -----------   ----------   -----------  ----------   -----------  ----------   -----------
Reported Earnings (Loss)    $   (2,037)  $     (.75)   $    1,910   $       .70  $      389   $       .14  $   11,787   $      4.31
Adjustments:
 Mark-to-market adjustment
   - financial instruments
       CWC exchangeable notes       --            --           --            --          --            --        (431)         (.16)
       Other financial instr.       15           .01           --            --         179           .07          --            --
 Loss/(gain) on
   securities (1)                1,932           .71           --            --       4,858          1.78      (1,941)         (.71)
 Sales of assets, net              229           .08           (1)           --         226           .08      (1,987)         (.73)
 Merger related costs               --            --           --            --          --            --         749           .27
 Transition costs                  184           .07          204           .07         578           .21         316           .12
 Severance benefits              1,001           .37           --            --       1,001           .37          --            --
 Settlements (conforming)           --            --           --            --          --            --        (564)         (.21)
 Cumulative effect of
   accounting change                --            --           --            --         182           .07          40           .01
 NorthPoint investment
   write-off                        --            --          153           .06          --            --         153           .06
 International
   restructuring (2)               663           .24           50           .02         663           .24          50           .02
 Other charges and
   special items                    95           .03           --            --          95           .03         526           .19
 Genuity loss                       --            --           --            --          --            --         281           .10
 Extraordinary items                11            --         (210)         (.08)         19           .01      (1,027)         (.38)
 Redemption of subsidiary
   preferred stock                  --            --            2            --          --            --          10            --
                            ----------   -----------   ----------   -----------  ----------   -----------  ----------   -----------

Adjusted Earnings (3)       $    2,093   $       .77   $    2,108   $       .77  $    8,190   $      3.00  $    7,962   $      2.91
                            ==========   ===========   ==========   ===========  ==========   ===========  ==========   ===========

Footnotes:

(1) Current year losses pertain to other than temporary market value declines of securities, including marketable securities and $1,251 million related to our investment in Genuity. Prior year gain pertains to the exchange of CWC stock for C&W/NTL stock.

(2) Current quarter and year to date includes $637 million related to CTI.

(3) Totals for Diluted EPS do not add for all periods due to rounding in EPS calculations.


--------------------------------------------------------------------------------
Verizon Communications Inc.
Selected Financial and Operating Statistics
--------------------------------------------------------------------------------



                                                  (dollars in millions, except per share amounts)

                                       3 Mos. Ended   3 Mos. Ended   12 Mos. Ended  12 Mos. Ended
Unaudited                                  12/31/01       12/31/00        12/31/01       12/31/00
---------                              ------------   ------------   -------------  -------------
Debt ratio-end of period                       66.4%          62.4%           66.4%          62.4%

Book value per common share            $      11.98   $      12.80   $       11.98  $       12.80

Cash dividends declared per
   common share                        $      0.385   $      0.385   $        1.54  $        1.54

Common shares outstanding
  (in millions)
    End of period                             2,716          2,702           2,716          2,702

Capital expenditures
    Domestic Telecom                   $      3,010   $      3,539   $      11,480  $      12,119
    Domestic Wireless (1)                     1,664          1,944           5,006          4,322
    International                               180            237             704            586
    Information Services                         24             17              93             48
    Other (2)                                    16             16              88            558
                                       ------------   ------------   -------------  -------------
    Total                              $      4,894   $      5,753   $      17,371  $      17,633
                                       ------------   ------------   -------------  -------------

Total employees                             247,309        263,552         247,309        263,552
                                       ============   ============   =============  =============

Footnotes:

(1)  Bell Atlantic Mobile and GTE Wireless only prior to April 2000.

(2) Includes amounts from Genuity (formerly GTE Internetworking) prior to July 2000.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                            (dollars in millions)

Unaudited                                                  12/31/01      12/31/00      $ Change
---------                                                 ----------    ----------    ----------
ASSETS
    Current assets
       Cash and cash equivalents                          $      979    $      757    $      222
       Short-term investments                                  1,991         1,613           378
       Accounts receivable, net                               14,254        14,010           244
       Inventories                                             1,968         1,910            58
       Net assets held for sale                                1,199           518           681
       Prepaid expenses and other                              2,796         3,313          (517)
                                                          ----------    ----------    ----------
    Total current assets                                      23,187        22,121         1,066
                                                          ----------    ----------    ----------
    Plant, property and equipment                            169,586       158,957        10,629
       Less accumulated depreciation                          95,167        89,453         5,714
                                                          ----------    ----------    ----------
                                                              74,419        69,504         4,915
                                                          ----------    ----------    ----------
    Investments in unconsolidated businesses                  10,202        13,115        (2,913)
    Intangible assets                                         44,262        41,990         2,272
    Other assets                                              18,725        18,005           720
                                                          ----------    ----------    ----------
TOTAL ASSETS                                              $  170,795    $  164,735    $    6,060
                                                          ==========    ==========    ==========


LIABILITIES AND SHAREOWNERS' INVESTMENT
    Current liabilities
       Debt maturing within one year                      $   18,669    $   14,838    $    3,831
       Accounts payable and accrued liabilities               13,947        13,965           (18)
       Other                                                   5,404         5,433           (29)
                                                          ----------    ----------    ----------
    Total current liabilities                                 38,020        34,236         3,784
                                                          ----------    ----------    ----------
    Long-term debt                                            45,657        42,491         3,166
    Employee benefit obligations                              11,898        12,543          (645)
    Deferred income taxes                                     16,543        15,260         1,283
    Other liabilities                                          3,989         3,797           192

    Minority interest                                         22,149        21,830           319

    Shareowners' investment
       Common stock                                              275           275            --
       Contributed capital                                    24,676        24,555           121
       Reinvested earnings                                    10,704        14,667        (3,963)
       Accumulated other comprehensive loss                   (1,187)       (2,176)          989
                                                          ----------    ----------    ----------
                                                              34,468        37,321        (2,853)

       Less common stock in treasury, at cost                  1,182         1,861          (679)
       Less deferred compensation -
          employee stock ownership plans and other               747           882          (135)
                                                          ----------    ----------    ----------
    Total shareowners' investment                             32,539        34,578        (2,039)
                                                          ----------    ----------    ----------
TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT             $  170,795    $  164,735    $    6,060
                                                          ==========    ==========    ==========

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------



                                                                                           (dollars in millions)

                                                                     12 Mos. Ended    12 Mos. Ended
Unaudited                                                               12/31/01         12/31/00      $ Change
---------                                                            -------------    -------------    --------
CASH FLOWS FROM OPERATING ACTIVITIES

Income before extraordinary items and cumulative effect              $         590    $      10,810    $(10,220)
    of accounting change
Adjustments to reconcile income before extraordinary
    items and cumulative effect of accounting change to net cash provided by operating activities:
       Depreciation and amortization                                        13,657           12,261       1,396
       Sales of assets, net                                                    350           (3,793)      4,143
       Mark-to-market adjustment - financial instruments                       182             (664)        846
       Employee retirement benefits                                         (1,327)          (3,340)      2,013
       Deferred income taxes                                                 1,065            3,434      (2,369)
       Provision for uncollectible accounts                                  1,952            1,409         543
       Equity in unconsolidated businesses                                   5,042           (3,792)      8,834
       Changes in current assets and liabilities, net of
           effects from acquisition/disposition of businesses               (2,402)          (1,261)     (1,141)
       Other, net                                                              664              763         (99)
                                                                     -------------    -------------    --------
Net cash provided by operating activities                                   19,773           15,827       3,946
                                                                     -------------    -------------    --------

CASH FLOWS FROM INVESTING ACTIVITIES

Capital expenditures                                                       (17,371)         (17,633)        262
Acquisitions, net of cash acquired, and investments                         (3,142)          (2,247)       (895)
Proceeds from disposition of businesses                                        415            6,794      (6,379)
Investments in notes receivable                                                (50)          (1,024)        974
Net change in short-term investments                                          (407)            (221)       (186)
Other, net                                                                  (1,071)          (1,724)        653
                                                                     -------------    -------------    --------
Net cash used in investing activities                                      (21,626)         (16,055)     (5,571)
                                                                     -------------    -------------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings                                          14,199            8,781       5,418
Repayments of long-term borrowings and capital lease obligations            (7,589)          (7,238)       (351)
Increase (decrease) in short-term obligations,
    excluding current maturities                                              (546)           3,515      (4,061)
Dividends paid                                                              (4,168)          (4,421)        253
Proceeds from sale of common stock                                             501              576         (75)
Purchase of common stock for treasury                                          (18)          (2,294)      2,276
Other, net                                                                    (304)              33        (337)
                                                                     -------------    -------------    --------
Net cash provided by (used in) financing activities                          2,075           (1,048)      3,123
                                                                     -------------    -------------    --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               222           (1,276)      1,498
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                 757            2,033      (1,276)
                                                                     -------------    -------------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $         979    $         757    $    222
                                                                     =============    =============    ========

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED FINANCIAL RESULTS
--------------------------------------------------------------------------------


                                                                                                           (dollars in millions)

                                              3 Mos. Ended    3 Mos. Ended             12 Mos. Ended   12 Mos. Ended
Unaudited                                       12/31/01        12/31/00    % Change     12/31/01        12/31/00      % Change
---------                                     ------------    ------------  --------   ------------    ------------    ---------
OPERATING REVENUES
    Local services                            $      5,395    $      5,572      (3.2)  $     21,918    $     22,033          (.5)
    Network access services                          3,310           3,314       (.1)        13,379          13,142          1.8
    Long distance services                             794             767       3.5          3,107           3,152         (1.4)
    Other services                                   1,040           1,281     (18.8)         4,674           5,016         (6.8)
                                              ------------    ------------             ------------    ------------
TOTAL OPERATING REVENUES                            10,539          10,934      (3.6)        43,078          43,343          (.6)
                                              ------------    ------------             ------------    ------------

OPERATING EXPENSES
    Operations and support (1)                       6,008           6,300      (4.6)        23,928          24,537         (2.5)
    Depreciation and amortization                    2,372           2,278       4.1          9,332           8,752          6.6
                                              ------------    ------------             ------------    ------------
TOTAL OPERATING EXPENSES                             8,380           8,578      (2.3)        33,260          33,289          (.1)
                                              ------------    ------------             ------------    ------------

OPERATING INCOME (1)                          $      2,159    $      2,356      (8.4)  $      9,818    $     10,054         (2.3)
OPERATING INCOME MARGIN                               20.5%           21.5%                    22.8%           23.2%

OPERATING CASH FLOW (1)                       $      4,531    $      4,634      (2.2)  $     19,150    $     18,806          1.8
OPERATING CASH FLOW MARGIN (1)                        43.0%           42.4%                    44.5%           43.4%


FOOTNOTES:

(1) Current year expenses include costs, net of estimated insurance recoveries, totaling approximately $.03 per share for the quarter and $.06 per share year to date related to the September 11 terrorist attacks. Excluding the costs associated with the terrorist attacks, fourth quarter and year to date 2001 operations and support expenses would have declined 6.9% and 3.6%, respectively, operating income would have declined 2.2% and increased .5%, respectively, operating cash flow would have increased .9% and 3.3%, respectively, and the operating cash flow margin would have increased approximately 200 and 170 basis points, respectively, compared to the fourth quarter and year to date 2000.

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.


--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED OPERATING STATISTICS
--------------------------------------------------------------------------------


                                              3 Mos. Ended    3 Mos. Ended             12 Mos. Ended   12 Mos. Ended
Unaudited                                       12/31/01        12/31/00    % Change     12/31/01        12/31/00      % Change
---------                                     ------------    ------------  --------   ------------    ------------    ---------
Switched access lines in service (000)
    Residence                                       39,434          39,999      (1.4)        39,434          39,999         (1.4)
    Business                                        21,516          22,242      (3.3)        21,516          22,242         (3.3)
    Public                                             601             661      (9.1)           601             661         (9.1)
                                              ------------    ------------             ------------    ------------
Total                                               61,551          62,902      (2.1)        61,551          62,902         (2.1)
    Special DS0 equivalents                         70,575          53,981      30.7         70,575          53,981         30.7
                                              ------------    ------------             ------------    ------------
Total voice grade equivalents (000)                132,126         116,883      13.0        132,126         116,883         13.0
                                              ------------    ------------             ------------    ------------

BRI ISDN lines (000)                                 1,347           1,389      (3.0)         1,347           1,389         (3.0)
PRI ISDN lines (000)                                 1,921           1,934       (.7)         1,921           1,934          (.7)
Resale & UNE-P Lines (000)                           3,673           3,543       3.7          3,673           3,543          3.7
Minutes of use from Carriers and CLECs
   (in millions)                                    70,629          72,587      (2.7)       285,855         288,746         (1.0)
Long distance subscribers (excl.
   Verizon CLEC) (000)                               7,443           4,694      58.6          7,443           4,694         58.6

High capacity and digital data revenues
   ($ in millions)
Data transport                                $      1,609    $      1,416      13.6   $      6,306    $      5,204         21.2
Data solutions                                         205             235     (12.8)           731             794         (7.9)
                                              ------------    ------------             ------------    ------------
Total revenues                                $      1,814    $      1,651       9.9   $      7,037    $      5,998         17.3
                                              ------------    ------------             ------------    ------------


FOOTNOTE:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

--------------------------------------------------------------------------------
VERIZON COMMUNICATIONS INC.
VERIZON WIRELESS - SELECTED OPERATING RESULTS
--------------------------------------------------------------------------------


                                                                                                           (dollars in millions)

                                              3 Mos. Ended    3 Mos. Ended             12 Mos. Ended   12 Mos. Ended
Unaudited                                       12/31/01        12/31/00    % Change     12/31/01        12/31/00      % Change
---------                                     ------------    ------------  --------   ------------    ------------    ---------
REVENUES
    Service revenues                          $      4,031     $     3,730       8.1   $     16,011    $     13,015         23.0
    Equipment and other                                412             354      16.4          1,382           1,221         13.2
                                              ------------    ------------             ------------    ------------
TOTAL REVENUES                                       4,443           4,084       8.8         17,393          14,236         22.2
                                              ------------    ------------             ------------    ------------

OPERATING EXPENSES
    Operations and support                           3,035           2,863       6.0         11,379           9,563         19.0
    Depreciation and amortization                      960             816      17.6          3,709           2,894         28.2
                                              ------------    ------------             ------------    ------------
TOTAL OPERATING EXPENSES                             3,995           3,679       8.6         15,088          12,457         21.1
                                              ------------    ------------             ------------    ------------

OPERATING INCOME                              $        448    $        405      10.6   $      2,305    $      1,779         29.6

OPERATING CASH FLOW                           $      1,408    $      1,221      15.3   $      6,014    $      4,673         28.7
OPERATING CASH FLOW MARGIN                            34.9%           32.7%                    37.6%           35.9%

SELECTED OPERATING STATISTICS
Subscribers (000)                                   29,398          26,774       9.8         29,398          26,774          9.8
Penetration                                           13.3%           12.5%                    13.3%           12.5%
Subscriber net adds in period (000)                    715           1,224     (41.6)         2,793           3,704        (24.6)
Total churn rate, including prepaid                    2.7%            2.7%                     2.5%            2.6%


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

The Verizon Wireless financial information presented above reflects the operations acquired from Vodafone (AirTouch) in connection with the formation of the Verizon Wireless joint venture effective April 2000. The first quarter 2000 financial results included in the year to date information above represent the combination of Bell Atlantic Mobile and GTE Wireless only. Also, the financial results of Bell Atlantic and GTE overlap wireless properties were included in Verizon Wireless's results through June 30, 2000. The quarterly operating statistics shown above represent the Verizon Wireless joint venture.

Prior period subscriber counts reflect the retroactive impact from the subscriber base adjustment made in first quarter 2001 that is allocable to the prior period. Prior period penetration rates have been adjusted to reflect updated census and network coverage data.

The information below represents comparative results for the Verizon Wireless joint venture, on a combined basis, had the joint venture been formed on January 1, 2000 and the impact of overlap wireless properties been excluded:

                                                                                       12 Mos. Ended    12 Mos. Ended
Unaudited                                                                                 12/31/01         12/31/00    % Change
---------                                                                              -------------    -------------  --------
REVENUES
    Service revenues                                                                   $      16,011    $      14,038      14.1
    Equipment and other                                                                        1,382            1,325       4.3
                                                                                       -------------    -------------
TOTAL REVENUES                                                                                17,393           15,363      13.2
                                                                                       -------------    -------------

OPERATING EXPENSES
    Operations and support                                                                    11,379           10,193      11.6
    Depreciation and amortization                                                              3,709            3,373      10.0
                                                                                       -------------    -------------
TOTAL OPERATING EXPENSES                                                                      15,088           13,566      11.2
                                                                                       -------------    -------------

OPERATING INCOME                                                                       $       2,305    $       1,797      28.3

OPERATING CASH FLOW                                                                    $       6,014    $       5,170      16.3
OPERATING CASH FLOW MARGIN                                                                      37.6%            36.8%

--------------------------------------------------------------------------------
Verizon Communications Inc.
International - Selected Financial Results
--------------------------------------------------------------------------------


                                                                                                           (dollars in millions)

                                              3 Mos. Ended    3 Mos. Ended             12 Mos. Ended   12 Mos. Ended
Unaudited                                       12/31/01        12/31/00    % Change     12/31/01        12/31/00      % Change
---------                                     ------------    ------------  --------   --------------  --------------  ---------
REVENUES
    Wireless                                  $        345    $        325       6.2   $        1,358  $        1,218       11.5
    Wireline and other                                 270             215      25.6              979             758       29.2
                                              ------------    ------------             --------------  --------------
TOTAL REVENUES                                         615             540      13.9            2,337           1,976       18.3
                                              ------------    ------------             --------------  --------------

OPERATING EXPENSES
    Operations and support                             419             353      18.7            1,622           1,359       19.4
    Depreciation and amortization                      118             102      15.7              422             355       18.9
                                              ------------    ------------             --------------  --------------
TOTAL OPERATING EXPENSES                               537             455      18.0            2,044           1,714       19.3
                                              ------------    ------------             --------------  --------------

OPERATING INCOME                              $         78    $         85      (8.2)  $          293  $          262       11.8

OPERATING CASH FLOW                           $        196    $        187       4.8   $          715  $          617       15.9
OPERATING CASH FLOW MARGIN                            31.9%           34.6%                      30.6%           31.2%

EQUITY IN INCOME FROM
   UNCONSOLIDATED BUSINESSES                  $        234    $        169      38.5   $          919  $          672       36.8


PROPORTIONATE INFORMATION
Revenues                                      $      1,549    $      1,409       9.9   $        5,880  $        5,480        7.3
Operating income                              $        331    $        336      (1.5)  $        1,315  $        1,342       (2.0)
Operating cash flow                           $        603    $        573       5.2   $        2,348  $        2,211        6.2

Access lines (000)                                   3,247           3,204       1.3            3,247           3,204        1.3
Wireless subscribers (000)                           9,600           7,818      22.8            9,600           7,818       22.8


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.


--------------------------------------------------------------------------------
Verizon Communications Inc.
Information Services - Selected Financial Results
--------------------------------------------------------------------------------


                                                                                                           (dollars in millions)

                                              3 Mos. Ended    3 Mos. Ended             12 Mos. Ended   12 Mos. Ended
Unaudited                                       12/31/01        12/31/00    % Change     12/31/01         12/31/00     % Change
---------                                     ------------    ------------  --------   -------------   -------------   ---------
OPERATING REVENUES                            $      1,428    $      1,339       6.6   $       4,313   $       4,144         4.1

OPERATING EXPENSES
    Operations and support                             607             644      (5.7)          1,961           2,026        (3.2)
    Depreciation and amortization                       17              18      (5.6)             79              74         6.8
                                              ------------    ------------             -------------   -------------
TOTAL OPERATING EXPENSES                               624             662      (5.7)          2,040           2,100        (2.9)
                                              ------------    ------------             -------------   -------------

OPERATING INCOME                              $        804    $        677      18.8   $       2,273   $       2,044        11.2

OPERATING CASH FLOW                           $        821    $        695      18.1   $       2,352   $       2,118        11.0
OPERATING CASH FLOW MARGIN                            57.5%           51.9%                     54.5%           51.1%


FOOTNOTES:

The segment financial results above are presented on an adjusted basis and exclude the effects of special items.

Intercompany and intersegment transactions have not been eliminated.